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                         FIRST NATIONWIDE HOLDINGS INC.

                     12 1/4% Senior Exchange Notes Due 2001


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                          FIRST SUPPLEMENTAL INDENTURE


                          Dated as of January 17, 1997


                       Supplementing the Indenture, Dated
                          as of July 15, 1994, Between
                       First Nationwide Holdings Inc. and
               State Street Bank and Trust Company, as successor
                  trustee to The First National Bank of Boston


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                      STATE STREET BANK AND TRUST COMPANY
                                    TRUSTEE





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         FIRST SUPPLEMENTAL INDENTURE (the "First Supplemental Indenture") is
made as of the 17th day of Jnuary, 1997, between First Nationwide Holdings Inc., a Delaware corporation (the "Company"), and State Street Bank and Trust Company, as successor trustee to The First National Bank of Boston (the "Trustee").

         WHEREAS, the Company and the Trustee heretofore executed and delivered an Indenture, dated as of July 15, 1994 (the "Indenture"); and

         WHEREAS, pursuant to the Indenture, the Company issued and the Trustee authenticated and delivered $200 million aggregate principal amount at maturity of the Company's 12 1/4% Senior Exchange Notes Due 2001 (the "Securities"); and

         WHEREAS, Section 9.02 of the Indenture provides that with the consent of the Holders of not less than a majority in principal amount of the Securities at the time outstanding (the "Requisite Amendment Consents"), the Company and the Trustee may amend the Indenture; and

         WHEREAS, the Company has obtained the Requisite Amendment Consents to amend the Indenture in certain respects; and

         WHEREAS, this First Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company.

         NOW, THEREFORE, the Company and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Securities:


                                   ARTICLE I
               Amendments To Certain Provisions Of The Indenture

         SECTION 1.1 Amendment of Certain Sections of the Indenture. The Indenture is hereby amended in the following respects:

         (a) In Section 1.01 of the Indenture, the definition of "Bank Preferred Stock" shall be restated to read in its entirety as follows:

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         "'Bank Preferred Stock' means the 11-1/2% Noncumulative Preferred
         Stock issued by the Bank or, at the Company's election, other Preferred Stock of the Bank issued to Refinance such stock in an aggregate liquidation value at no time exceeding the sum of the liquidation value of the Bank Preferred Stock on the date of the First Supplemental Indenture to this Indenture plus reasonable fees and expenses incurred in connection with such Refinancing and accrued dividends and premium, if any."

         (b) In Section 1.01 of the Indenture, clause (i) of the definition of "Consolidated Net Income" shall be restated to read in its entirety as follows:

              "(i) the amount of dividends declared in respect of the Bank Preferred Stock and any Qualified Preferred Stock during such period (to the extent not deducted from Consolidated Net Income in accordance with
    GAAP) (other than any such dividends that are paid from funds that are released from the Preferred Stock Escrow Account) and"

         (c) In Section 1.01 of the Indenture, clause (c) of the definition of "Consolidated Net Income" shall be restated to read in its entirety as follows:

         "(c) any net income (or loss) of any Subsidiary (other than the Bank or any of its Subsidiaries) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to the Company (other than restrictions contained in any Qualified Preferred Stock), except that (A) the Company's equity in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Subsidiary during such period to the Company or another Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income;"

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         (d) In Section 1.01 of the Indenture immediately after the conclusion of the definition of the term "Principal" and immediately before the start of the definition of the term "Redeemable Stock," the following definition of "Qualified Preferred Stock" shall be added:

         "'Qualified Preferred Stock' means (x) any Preferred Stock of any Subsidiary of the Company (other than the Bank Preferred Stock) which meets the requirements set forth in clauses (a), (b), (c) and (d) below, and (y) any Preferred Stock of any Subsidiary of the Company (other than the Bank Preferred Stock) Issued to Refinance any other Qualified Preferred Stock or, at the Company's election, to Refinance any Bank Preferred Stock, provided that the Preferred Stock Issued in such Refinancing meets the requirements set forth in clauses (a), (b), (c) and (e) below:

         (a) Such Preferred Stock does not contain any mandatory redemption provisions which would require it to be redeemed prior to the first anniversary of the Stated Maturity of the Securities;

         (b) The terms of such Preferred Stock do not impose any consensual encumbrance or restriction on the ability of the issuer thereof to pay dividends or make distributions on its common stock except in a manner that is no more restrictive in any material respect than the following, as determined in good faith by the Board of Directors of the Company and evidenced by a resolution adopted by such Board:

              (i) Dividends and distributions on common stock or other capital stock of the issuer may not be declared or paid or set apart for payment at any time when the issuer has not declared and paid any dividends or distributions on such Preferred Stock which are required to be declared and paid as a precondition to dividends or distributions on other capital stock of the issuer;

              (ii) Distributions upon the liquidation, dissolution or winding up of the issuer, whether voluntary or involuntary ("Liquidating Distributions"), may not be made on the common stock or other capital stock of the issuer at

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         any time when such Preferred Stock is entitled to receive Liquidating
         Distributions which have not been paid; and

              (iii) Dividends and distributions on common stock or other capital stock of the issuer may not be declared or paid or set apart for payment at any time when such Preferred Stock is required to be, but has not been, redeemed pursuant to redemption provisions which meet the requirements of clause (a) above;

         (c) The terms of such Preferred Stock do not impose any consensual encumbrance or restriction on the ability of the issuer thereof (i) to pay any Debt or other obligation owed to the Company; (ii) to make loans or advances to the Company; or (iii) to transfer any of its property or assets to the Company, except, in any such case, any encumbrance or restriction permitted by Section 4.08 (other than clause (h) thereof);

         (d) In the case of Preferred Stock Issued pursuant to clause (x) above, Consolidated Net Income of the Company for the Relevant Period (as defined in the next sentence) on a pro forma basis, after giving effect to
    (i) the Issuance of such Preferred Stock (including fees and expenses incurred in connection with such Issuance), (ii) the use of the proceeds thereof, if any, (iii) any acquisition of capital stock or assets of another Person occurring in connection with the Issuance of such Preferred Stock (including the anticipated revenue and earnings relating thereto) and
    (iv) any dividend or other payment obligations with respect to such Preferred Stock, in each case as if such Preferred Stock had been Issued and any such acquisition had been made on the first day of the Relevant Period, is no less than the actual Consolidated Net Income of the Company for the Relevant Period. "Relevant Period" means, with respect to any Issuance of Preferred Stock, the four full fiscal quarters most recently ended at least 45 days prior to the date of such Issuance. For purposes of this clause (d), whenever pro forma effect is to be given to an acquisition of capital stock or assets, the amount of revenue and earnings relating thereto, or

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    any other circumstance, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company; and

         (e) In the case of Preferred Stock Issued in a Refinancing pursuant to clause (y) above, the aggregate liquidation value of such Preferred Stock shall not exceed the sum of the liquidation value of the Preferred Stock being Refinanced on the date it was originally Issued plus reasonable fees and expenses incurred in connection with such Refinancing and accrued dividends and premium, if any."

         (e) In Section 1.01 of the Indenture, the definition of "Refinance" shall be restated to read in its entirety as follows:

         "'Refinance' means, in respect of any Debt or Preferred Stock, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue Debt or Preferred Stock in exchange or replacement for, such Debt or Preferred Stock. 'Refinanced' and 'Refinancing' shall have correlative meanings."

         (f) In Section 1.01 of the Indenture, the definition of "Wholly Owned Subsidiary" shall be restated to read in its entirety as follows:

         "'Wholly Owned Subsidiary' means the Bank and any Subsidiary of the Company all the Capital Stock of which (other than directors' qualifying shares or Qualified Preferred Stock) is owned by the Company, the Bank or another Wholly Owned Subsidiary."

         (g) Section 4.04(b)(ii) of the Indenture shall be restated to read in its entirety as follows:

         "(ii) dividends on the Bank Preferred Stock or Qualified Preferred Stock;"

         (h) Section 4.08(f) of the Indenture shall be amended by deleting the word "and" which appears immediately following the semi-colon at the end thereof.

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         (i) Section 4.08(g) of the Indenture shall be amended by deleting the period which appears at the end thereof and substituting therefor a semi-colon followed by the word "and".

         (j) Immediately following Section 4.08(g) there shall be added a new
Section 4.08(h) which shall read in its entirety as follows:

    "(h) pursuant to the terms of any Qualified Preferred Stock."


                                   ARTICLE II
                                 Miscellaneous

         SECTION 2.1 Effect of Supplemental Indenture. Upon the execution and delivery of this First Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

         SECTION 2.2 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

         SECTION 2.3 Indenture and Supplemental Indenture Construed Together. This First Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this First Supplemental Indenture shall henceforth be read and construed together.

         SECTION 2.4 Confirmation and Preservation of Indenture. The Indenture as supplemented by this First Supplemental Indenture is in all respects confirmed and preserved.

         SECTION 2.5 Conflict with Trust Indenture Act. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this First Supplemental Inden-

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ture, the provision of the TIA shall control. If any provision of this First
Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.

         SECTION 2.6 Severability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         SECTION 2.7 Terms Defined in the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

         SECTION 2.8 Headings. The Article and Section headings of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

         SECTION 2.9 Benefits of First Supplemental Indenture, etc. Nothing in this First Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this First Supplemental Indenture or the Securities.

         SECTION 2.10 Successors. All agreements of the Company in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

         SECTION 2.11 Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.

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         SECTION 2.12 Certain Duties and Responsibilities of the Trustee. In
entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

         SECTION 2.13 Governing Law. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

         SECTION 2.14 Counterpart Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

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                  IN WITNESS WHEREOF, the parties have caused this First
Supplemental Indenture to be duly executed as of the date first written above.


                                            FIRST NATIONWIDE HOLDINGS INC.



                                            By: /s/ Glenn P. Dickes
                                               ---------------------------
                                               Name:  Glenn P. Dickes
                                               Title: Vice President


                                            STATE STREET BANK AND TRUST
                                              COMPANY, as Trustee



                                            By: /s/ Eric J. Donaghey
                                               ---------------------------
                                               Name:  Eric J. Donaghey
                                               Title: Assistant Vice
                                                        President

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